Exhibit 99.1

For further information contact:

Investor Relations:

Jesse Jenkins

901.597.8259

Jesse.Jenkins@terminix.com

Media:

James Robinson

901.597.7521

James.Robinson@terminix.com

Terminix Reports Third-Quarter 2021 Financial Results

•	Revenue growth of 4%, including 2% from acquisitions
•	Termite renewals growth highest since 2018, despite monthly subscription impacts
•	Eight tuck-in acquisitions completed this quarter
•	Net income of $38 million with a margin of 7.2%
•	Adjusted EBITDA of $102 million with a margin of 19.2%

MEMPHIS, TENN. — November 2, 2021 —Terminix Global Holdings, Inc. (NYSE: TMX), a leading provider of essential termite and pest management services to residential and commercial customers, today announced unaudited third-quarter 2021 results.

For the third quarter of 2021, the Company reported a year-over-year revenue increase of four percent to $530 million. Net income increased year-over-year by $45 million to $38 million, or $0.30 per share. Adjusted EBITDA(1) for the quarter increased year-over-year by $3 million to $102 million, and Adjusted Net Income(2) increased by $17 million to $51 million, or $0.41 per share.

“Solid performance in our termite business highlighted a quarter of continued progress on the Terminix Way and the CxP operating platform initiatives,” said Terminix CEO Brett Ponton. “Strong growth in termite renewals, price realization and contribution from eight tuck-in acquisitions in the quarter led to solid revenue growth. On the bottom line, higher revenue contribution and direct cost productivity were partially offset by increased medical expenses and staffing challenges as we manage through pandemic related pressures on the business. Even with continued inflationary pressure on building materials, we also made progress managing termite damage claims, with fewer claims in the quarter leading to the first year-over-year reduction in cost since 2019.”

“As we turn to the fourth quarter, we remain focused on building our digital marketing and ecommerce capabilities with a new website scheduled for launch in December,” Ponton continued. “We remain on track to begin the implementation of the CxP operating platform before the end of the year and are planning a pilot of the Terminix Way in the first quarter of next year. The combination of these initiatives into 2022 will unlock the selling capabilities of our technician base to deliver better lead generation, customer retention, an improved customer experience and a better teammate experience. We are excited about the work in front of us and remain confident installing these capabilities will support improved profitable growth in 2022 and beyond.”

Consolidated Performance

	Three Months Ended September 30,				Nine Months Ended September 30,
$ millions	2021	2020	B/(W)		2021	2020	B/(W)
Revenue	$530	$512	$18		$1,562	$1,502	$60
YoY growth			4%				4%
Gross Margin	221	213	8		665	626	38
% of revenue	41.6%	41.6%	0.1	pts	42.6%	41.7%	0.9	pts
SG&A	142	140	2		422	423	—
% of revenue	(26.8)%	(27.3)%	0.5	pts	(27.0)%	(28.1)%	1.1	pts
Income (Loss) from Continuing Operations before Income Taxes	52	(7)	59		162	50	112
% of revenue	9.7%	(1.4)%	11.1	pts	10.4%	3.3%	7.1	pts
Income (Loss) from Continuing Operations	38	(21)	59		119	20	99
% of revenue	7.2%	(4.1)%	11.4	pts	7.6%	1.4%	6.3	pts
Net Income (Loss)	38	(7)	45		119	61	58
% of revenue	7.2%	(1.3)%	8.5	pts	7.6%	4.0%	3.6	pts
Adjusted Net Income (Loss)(2)	51	34	17		157	98	58
% of revenue	9.7%	6.7%	3.0	pts	10.0%	6.5%	3.5	pts
Adjusted EBITDA(1)	102	98	3		315	277	38
% of revenue	19.2%	19.2%	(0.0)	pts	20.2%	18.4%	1.7	pts
Net Cash Provided from Operating Activities from Continuing Operations	65	39	26		216	211	5
Free Cash Flow(3)	60	34	26		199	191	8

Reconciliations of net income (loss) to Adjusted Net Income and Adjusted EBITDA, as well as a reconciliation of Net Cash Provided from Operating Activities from Continuing Operations to Free Cash Flow, are set forth below in this press release.

Third-Quarter Performance

Revenue

	Three Months Ended
	September 30,
(In millions)	2021	2020	Growth		Organic		Acquired
Residential Pest Management	$199	$193	$6	3%	$3	1%	$4	2%
Commercial Pest Management	144	140	4	3%	(1)	(1)%	5	4%
Termite and Home Services	156	151	5	3%	4	3%	—	—%
Sales of Products and Other	31	28	3	11%	3	11%	—	—%
Total revenue	$530	$512	$18	4%	$9	2%	$10	2%

Revenue increased four percent over the prior year, including two percent from acquisitions.

Termite and home services organic revenue growth(4) was three percent. Termite and home services completions increased three percent, driven by sales of our new monthly pay tiered termite product and improved cross-selling of home service to existing customers. Termite renewals increased three percent, due to increased volume and improved price realization, offset by a more than $1 million impact from the change in the timing of revenue recognition in our new monthly subscription-based termite offering. Excluding the impact of the monthly subscription-based termite offering, termite renewal growth would have been six percent and total termite and home services growth would have been four percent.

Residential pest management revenue growth was three percent, reflecting organic revenue growth of one percent. Organic revenue growth was driven by improved price realization and improved trailing 12-month customer retention rates.

Commercial pest management growth was three percent. Organic revenue decline of one percent was driven by a reduction in completed recurring and one-time services as a result of staffing shortages during the insourcing of certain national accounts customers. These declines more than offset continued growth internationally, including favorable foreign currency fluctuations of approximately $1 million.

Sales of products and other revenue growth was 11 percent due to increased chemical demand as we lap the impacts of COVID-19 on the three months ended September 30, 2020.

Adjusted EBITDA

Adjusted EBITDA was $102 million for the third quarter, a year-over-year increase of $3 million. The impact on Adjusted EBITDA from higher revenue was $8 million. Production labor increased $3 million, primarily due to labor market driven increased turnover year-over-year. Direct cost productivity reduced expenses $4 million year-over-year, driven by lower chemical costs, improvements in fleet management, lower fuel prices, primarily related to favorable fuel hedge rates, and productivity from the insourcing of certain national accounts customers. Termite damage claims expenses decreased $5 million due to lower claims counts in the third quarter of 2021, partially offset by higher cost per Non-Litigated Claim due, in part, to inflationary pressure on building materials and contractor costs, primarily in the Mobile Bay Area. Medical costs increased $5 million due to increased medical claims and short-term disability costs as a result of the COVID-19 pandemic. Third-party investments in the design, implementation and deployment of Terminix Way and CxP were $1 million. Other expenses, including sales, marketing, and travel increased $5 million in total.

Liquidity and Free Cash Flow

In the third quarter, the Company strategically deployed cash to repurchase 3.8 million shares for $171 million and completed eight tuck-in acquisitions for $41 million. Year-to-date free cash flow was $199 million, with a free cash flow conversion rate(5) of 63 percent. The Company ended the third quarter with $156 million in available cash and access to $378 million under its revolving credit facility for total liquidity of $534 million and a net debt leverage ratio(6) of 1.9 times.

Full-Year 2021 Outlook

(In millions)	Low	High
Revenue	$2,035	$2,050
Growth Rate	4%	4%
Adjusted EBITDA	$380	$390
Margin	18.7%	19.0%

For the full-year 2021, revenue is expected to range between $2,035 and $2,050 million. We have increased the low end of the revenue guidance range to reflect increased acquisitions in the third quarter. Organic revenue is expected to remain between three and four percent.

Adjusted EBITDA remains unchanged between $380 and $390 million and includes the flow through of revenue growth, staffing and medical pressure as we continue to manage through the COVID-19 pandemic, increased sales and marketing expense, investments in Terminix Way and CxP, and current estimates on termite damage claims expense.

The timing and frequency of new termite damage claims litigated case filings are difficult to predict. This guidance represents the Company’s best estimate of litigated case filings, but actual pace and volume could differ.

A reconciliation of the forward looking full-year 2021 Adjusted EBITDA outlook to net income is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Third-Quarter 2021 Earnings Conference Call

The Company will hold a conference call to discuss its financial and operating results at 8 a.m. central time (9 a.m. eastern time) on Tuesday, November 2, 2021.

The company invites all interested parties to join Chief Executive Officer Brett Ponton, Executive Vice President and Chief Financial Officer Bob Riesbeck, and Vice President of Investor Relations, FP&A and Treasurer Jesse Jenkins for an update on the company's operational performance and financial results for the third quarter ended September 30, 2021. Participants may join this conference call by dialing 877.243.0931 (or international participants, +1.415.226.5359). Additionally, the conference call will be available via webcast. A slide presentation highlighting the company’s results will also be available. To participate via webcast and view the presentation, visit the Company’s investor relations home page at investors.terminix.com.

The call will be available for replay until December 2, 2021. To access the replay of this call, please call 800.633.8284 and enter reservation number 21998418 (international participants: +1.402.977.9140, reservation number 21998418). The webcast will also be available on the company’s investor relations home page.

About Terminix

Terminix Global Holdings (NYSE: TMX) is a leading provider of residential and commercial pest management. The Company provides pest management services and protection against termites, mosquitoes, rodents and other pests. Headquartered in Memphis, Tenn., with more than 11,400 teammates and 2.9 million customers in 24 countries and territories, the Company visits more than 50,000 homes and businesses every day. To learn more about Terminix, visit Terminix.com, or LinkedIn.com/company/terminix.

Information Regarding Forward-Looking Statements

This press release contains forward-looking statements and cautionary statements. Forward-looking statements can be identified by the use of forward-looking terms such as “believes,” “expects,” “may,” “will,” “shall,” “should,” “would,” “could,” “seeks,” “aims,”

“projects,” “is optimistic,” “intends,” “plans,” “estimates,” “targets,” “anticipates” or other comparable terms. Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control, including, without limitation, the risks and uncertainties discussed in the “Risk Factors” and “Information Regarding Forward-Looking Statements” sections in the Company’s reports filed with the U.S. Securities and Exchange Commission. Such risks, uncertainties and changes in circumstances include, but are not limited to: the impact of reserves attributable to pending Litigated and Non-Litigated Claims for termite damages; future termite damage claim expenses above historical norms remaining within the ringfence estimate; implementation of Mobile Bay Formosan termite settlement remediation measures; the mitigating impact of the Mobile Bay Formosan termite settlement on future litigated termite damage claims; the impact of the COVID-19 pandemic on our operations; lawsuits, enforcement actions and other claims by first parties or governmental authorities; compliance with, or violation of environmental health and safety laws and regulations; weakening general economic conditions; weather conditions and seasonality; the success of our business strategies, and costs associated with restructuring initiatives. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations, financial condition and liquidity, and the development of the market segments in which we operate, may differ materially from those made in or suggested by the forward-looking statements contained in this press release. The Company assumes no obligation to update the information contained herein, which speaks only as of the date hereof.

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures. Non-GAAP measures should not be considered as an alternative to GAAP financial measures. Non-GAAP measures may not be calculated like or comparable to similarly titled measures of other companies. See non-GAAP reconciliations below in this press release for a reconciliation of these measures to the most directly comparable GAAP financial measures. Adjusted EBITDA, Adjusted Net Income, Adjusted earnings per share, free cash flow, free cash flow conversion rate, organic revenue growth and net debt leverage ratio are not measurements of the Company’s financial performance under GAAP and should not be considered as an alternative to net income (loss), net cash provided by operating activities from continuing operations or any other performance or liquidity measures derived in accordance with GAAP. Management uses these non-GAAP financial measures to facilitate operating performance and liquidity comparisons, as applicable, from period to period. We believe these non-GAAP financial measures are useful for investors, analysts and other interested parties as they facilitate company-to-company operating performance and liquidity comparisons, as applicable, by excluding potential differences caused by variations in capital structures, acquisition activity, taxation, the age and book depreciation of facilities and equipment, restructuring initiatives and equity-based, long-term incentive plans.

_______________________________________________

(1) Adjusted EBITDA is defined as net income (loss) before: depreciation and amortization expense; acquisition-related costs; Mobile Bay Formosan termite settlement; fumigation related matters; non-cash stock-based compensation expense; restructuring and other charges; goodwill impairment; amortization of cloud based software; net earnings from discontinued operations; provision for income taxes; loss on extinguishment of debt; and interest expense. The Company’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

(2) Adjusted Net Income is defined as net income (loss) before: amortization expense; acquisition-related costs; Mobile Bay Formosan termite settlement; fumigation related matters; restructuring and other charges; goodwill impairment; amortization of cloud based software; net earnings from discontinued operations; loss on extinguishment of debt; and the tax impact of the aforementioned adjustments. The Company’s definition of Adjusted Net Income may not be comparable to similarly titled measures of other companies. Adjusted earnings per share is calculated as Adjusted Net Income divided by the weighted-average diluted common shares outstanding.

(3) Free cash flow is defined as net cash provided from operating activities from continuing operations less property additions.

(4) Organic revenue growth is defined as revenue excluding revenue from acquired customers for 12 months following the acquisition date.

(5) Free cash flow conversion rate is defined as free cash flow divided by Adjusted EBITDA.

(6) Net debt leverage ratio is defined as total debt less cash divided by LTM Adjusted EBITDA. LTM Adjusted EBITDA is calculated as Q3 2021 YTD Adjusted EBITDA ($315 million) plus Q4 2020 Adjusted EBITDA ($68 million).

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Operations and Comprehensive Income

(In millions, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2021	2020	2021	2020
Revenue	$530	$512	$1,562	$1,502
Cost of services rendered and products sold	309	299	897	876
Selling and administrative expenses	142	140	422	423
Amortization expense	10	9	29	26
Acquisition-related costs	1	(1)	—	—
Mobile Bay Formosan termite settlement	—	49	4	49
Fumigation related matters	—	—	1	—
Restructuring and other charges	2	2	10	14
Goodwill impairment	3	—	3	—
Interest expense	11	22	34	67
Interest and net investment income	—	(1)	(2)	(2)
Loss on extinguishment of debt	—	1	—	1
Income (Loss) from Continuing Operations before Income Taxes	52	(7)	162	50
Provision for income taxes	14	15	45	31
Equity in earnings of joint ventures	1	1	2	2
Income (Loss) from Continuing Operations	38	(21)	119	20
Net earnings from discontinued operations	—	14	—	40
Net Income (Loss)	$38	$(7)	$119	$61
Total Comprehensive Income (Loss)	$35	$(16)	$133	$3
Weighted-average common shares outstanding - Basic	124.3	132.0	127.6	132.9
Weighted-average common shares outstanding - Diluted	124.7	132.0	128.1	133.1
Basic Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.31	$(0.17)	$0.93	$0.14
Net earnings from discontinued operations	—	0.11	—	0.30
Net Income (Loss)	0.31	(0.06)	0.93	0.44
Diluted Earnings (Loss) Per Share:
Income (Loss) from Continuing Operations	$0.31	$(0.17)	$0.93	$0.14
Net earnings from discontinued operations	—	0.11	—	0.30
Net Income (Loss)	0.30	(0.06)	0.93	0.44

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Financial Position

(In millions, except share data)

	As of	As of
	September 30,	December 31,
	2021	2020
Assets:
Current Assets:
Cash and cash equivalents	$156	$615
Receivables, less allowances of $31 and $25, respectively	219	206
Inventories	41	44
Prepaid expenses and other assets	149	145
Total Current Assets	564	1,010
Other Assets:
Property and equipment, net	193	182
Operating lease right-of-use assets	79	80
Goodwill	2,192	2,146
Intangible assets, primarily trade names, service marks and trademarks, net	1,101	1,111
Restricted cash	89	89
Notes receivable	32	31
Long-term marketable securities	15	14
Deferred customer acquisition costs	101	98
Other assets	78	75
Total Assets	$4,445	$4,837
Liabilities and Stockholders' Equity:
Current Liabilities:
Accounts payable	$108	$91
Accrued liabilities:
Payroll and related expenses	96	102
Self-insured claims and related expenses	72	76
Accrued interest payable	3	7
Other	94	99
Deferred revenue	105	102
Current portion of lease liability	17	17
Current portion of long-term debt	52	94
Total Current Liabilities	547	588
Long-Term Debt	845	826
Other Long-Term Liabilities:
Deferred taxes	370	346
Other long-term obligations, primarily self-insured claims	211	239
Long-term lease liability	93	96
Total Other Long-Term Liabilities	674	681
Commitments and Contingencies
Stockholders' Equity:
Common stock $0.01 par value (authorized 2,000,000,000 shares with 148,948,815 shares issued and 121,568,176 outstanding at September 30, 2021 and 148,400,384 shares issued and 132,080,845 shares outstanding at December 31, 2020)	2	2
Additional paid-in capital	2,386	2,359
Retained Earnings	960	841
Accumulated other comprehensive loss	(25)	(39)
Less common stock held in treasury, at cost (27,380,639 shares at September 30, 2021 and 16,319,539 shares at December 31, 2020)	(945)	(423)
Total Stockholders' Equity	2,378	2,741
Total Liabilities and Stockholders' Equity	$4,445	$4,837

TERMINIX GLOBAL HOLDINGS, INC.

Consolidated Statements of Cash Flows

(In millions)

	Nine Months Ended
	September 30,
	2021	2020
Cash and Cash Equivalents and Restricted Cash at Beginning of Period	$704	$368
Cash Flows from Operating Activities from Continuing Operations:
Net Income	119	61
Adjustments to reconcile net income to net cash provided from operating activities:
Net earnings from discontinued operations	—	(40)
Equity in earnings of joint venture	(2)	(2)
Depreciation expense	52	55
Amortization expense	29	26
Amortization of debt issuance costs	2	3
Amortization of lease right-of-use assets	11	14
Goodwill impairment	3	—
Fumigation related matters	1	—
Mobile Bay Formosan termite settlement	4	49
Deferred income tax provision	21	—
Stock-based compensation expense	15	13
Restructuring and other charges	10	14
Payments for restructuring and other charges	(8)	(9)
Payments for acquisition-related costs	(2)	(4)
Other	(23)	(23)
Change in working capital, net of acquisitions:
Receivables	(19)	(44)
Inventories and other current assets	(17)	(4)
Accounts payable	18	12
Deferred revenue	4	(1)
Accrued liabilities	(2)	52
Accrued interest payable	(4)	1
Current income taxes	3	39
Net Cash Provided from Operating Activities from Continuing Operations	216	211
Cash Flows from Investing Activities from Continuing Operations:
Property additions	(17)	(20)
Sale of equipment and other assets	4	6
Business acquisitions, net of cash acquired	(86)	(29)
Origination of notes receivable	(51)	(26)
Collections on notes receivable	51	32
Net Cash Used for Investing Activities from Continuing Operations	(98)	(37)
Cash Flows from Financing Activities from Continuing Operations:
Payments of debt	(79)	(103)
Debt issuance costs paid	—	(2)
Repurchase of common stock	(522)	(103)
Issuance of common stock	11	4
Net Cash Used For Financing Activities from Continuing Operations	(590)	(205)
Cash Flows from Discontinued Operations:
Cash provided from operating activities	14	43
Cash used for investing activities	—	(1)
Cash used for financing activities	—	(1)
Net Cash Provided from Discontinued Operations	14	41
Effect of Exchange Rate Changes on Cash	(1)	(1)
Cash (Decrease) Increase During the Period	(459)	9
Cash and Cash Equivalents and Restricted Cash at End of Period	$245	$377

The following table presents reconciliations of net income (loss) to Adjusted Net Income:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2021	2020	2021	2020
Net Income (Loss)	$38	$(7)	$119	$61
Amortization expense	10	9	29	26
Acquisition-related costs	1	(1)	—	—
Mobile Bay Formosan termite settlement	—	51	4	51
Fumigation related matters	—	—	1	—
Restructuring and other charges	2	2	10	14
Goodwill impairment	3	—	3	—
Net earnings from discontinued operations	—	(14)	—	(40)
Loss on extinguishment of debt	—	1	—	1
Amortization of cloud-based software	—	—	1	—
Tax impact of adjustments	(3)	(6)	(11)	(14)
Adjusted Net Income	$51	$34	$157	$98
Weighted-average diluted common shares outstanding	124.7	132.0	128.1	133.1
Earnings per share	$0.30	$(0.06)	$0.93	$0.44
Adjusted earnings per share	$0.41	$0.26	$1.22	$0.74

The following table presents reconciliations of net cash provided from operating activities from continuing operations to free cash flow:

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
(In millions)	2021	2020	2021	2020
Net Cash Provided from Operating Activities from Continuing Operations	$65	$39	$216	$211
Property additions	(5)	(5)	(17)	(20)
Free Cash Flow	$60	$34	$199	$191

The following table presents reconciliations of net income (loss) to Adjusted EBITDA.

	Three Months Ended		Nine Months Ended
	September 30,		September 30,

(In millions)	2021	2020	2021	2020
Net Income (Loss)	$38	$(7)	$119	$61
Depreciation and amortization expense	28	27	81	81
Acquisition-related costs	1	(1)	—	—
Fumigation related matters	—	—	1	—
Mobile Bay Formosan termite settlement	—	51	4	51
Non-cash stock-based compensation expense	4	3	15	13
Restructuring and other charges	2	2	10	14
Goodwill impairment	3	—	3	—
Amortization of cloud based software	—	—	1	—
Net earnings from discontinued operations	—	(14)	—	(40)
Provision for income taxes	14	15	45	31
Loss on extinguishment of debt	—	1	—	1
Interest expense	11	22	34	67
Adjusted EBITDA	$102	$98	$315	$277